Exhibit 10.3

June 29, 2020

Susan Altschuller

45 Tennyson St

Somerville, MA 02145

Dear Susan:

I am delighted to offer you the full-time position of Senior Vice President and Chief Financial Officer at ImmunoGen, Inc. (“ImmunoGen” or the “Company”). This offer is contingent upon approval of the Board of Director’s Compensation Committee (“Compensation Committee”). The Compensation Committee will formally approve this offer once you have agreed to the terms in this letter.

Upon commencement of your employment, which shall be no later than July 20, 2020, you will initially be paid an annual salary of $400,000, paid bi-weekly, less applicable federal, state and/or local payroll and withholding taxes. In addition to your annual base salary, subject to the terms of this letter, ImmunoGen will pay you a sign-on bonus in the amount of $150,000 (the “Sign-On Bonus”), which will be paid to you in conjunction with the first pay period of your employment.

In addition, you will be eligible for a discretionary annual bonus of up to 35% of your annual salary. Your bonus for the fiscal year ending December 31, 2020 will be pro-rated from your hire date. Bonuses are at the discretion of the Board of Directors, and are based on Company and individual performance.

Also in consideration of your employment by the Company, we will grant you a stock option award covering 300,000 shares of our common stock under the Company's 2019 Inducement Equity Incentive Plan. Twenty five percent (25%) of the covered shares will vest on the one-year anniversary of the grant date, and thereafter with respect to an additional 6.25% of the covered shares on each succeeding quarterly anniversary of the grant date. The per share strike price for the option award will be the closing market price of our shares as reported on NASDAQ on the grant date.

You will also be eligible to receive 165,500 shares of performance-based stock options under ImmunoGen’s 2019 Inducement Equity Incentive Plan. Terms and conditions for the vesting of various tranches of such performance-based stock options are directed to the achievement of corporate objectives for the acceptance of a BLA by the FDA based on our SORAYA clinical trial by December 31, 2021, accelerated marketing approval for mirvetuximab soravtansine by December 31, 2022, the acceptance of a BLA for mirvetuximab soravtansine by the FDA based on our MIRASOL clinical trial, and receipt of a full marketing approval for mirvetuximab soravtansine by December 31, 2023.

In addition, beginning in 2021, you can expect to receive an equity award grant under the 2018 Employee, Director and Consultant Equity Incentive Plan (or any successor plan) that is similar to those granted to other senior executives of comparable status, subject to variation based on individual performance. This grant is subject to the approval of the Compensation Committee, and will be made in conjunction with the Company’s annual equity awards to employees generally in February or March of each year. Under current practice, these awards would vest on a four-year schedule from the grant date similar to your new-hire award.

As an executive officer, you will be eligible for a severance arrangement that, under certain circumstances, will provide you with benefits in the event of a change of control of the Company. The terms of the severance arrangement are set forth in the Change in Control Severance Agreement (the “Change in Control Severance Agreement”) accompanying this letter. You will also be eligible to participate in the Company’s Severance Pay Plan for Vice Presidents and Higher (“Severance Pay Plan”) that, under certain circumstances, will provide you with benefits in connection with a termination of your employment, other than for cause and outside the context of a change in control of the Company. The terms of the Change in Control Severance Agreement and Severance Pay Plan will govern the provision of these benefits.

You will also be entitled to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations as are generally applicable to, full-time employees of ImmunoGen of similar rank and tenure. These benefits currently include paid time off, life, health, dental and disability insurance. With respect to your annual paid vacation allotment, you will immediately be eligible to accrue vacation time on a monthly basis, up to a total of 25 days of paid vacation per year, of which 5 days can be rolled over from year to year. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the applicable programs, which will be made available to you upon request. Please note that your compensation and or benefits may be modified in any way, at any time, by ImmunoGen at its sole discretion, with or without prior notice.

Your duties as an employee of the Company shall be as determined by me in consultation with you. You agree to devote your best efforts during all business time to the performance of such responsibilities and agree that you will not perform any professional work outside your work for the Company without pre-approval from the Company.

ImmunoGen is required by the Immigration and Naturalization Service to verify that each employee is eligible to work in the United States. To that end, a list of acceptable forms of identification is attached. Please bring with you one item on List A, or a combination of one item on List B and List C. This offer is contingent upon your being able to establish that you are legally authorized to work in the United States.

In addition, your offer of employment is contingent upon the successful completion of a background and reference check. ImmunoGen will conduct these checks prior to your employment or, if we are unable to complete the background check or reference checks because of issues related to COVID-19 (e.g., court or business closures), ImmunoGen may conduct these checks during the course of your employment. Please complete the enclosed authorization and other required forms related to these checks.

While we anticipate that our relationship will be long and mutually rewarding, your employment will be at will, terminable by either you or the Company at any time. If, within 12 months of your hire date, you terminate your employment with the Company (other than by reason of death or disability), or the Company terminates your employment for cause, you agree to reimburse ImmunoGen the full amount of your Sign-On Bonus within 30 days of your termination date.

On your first day of employment, you will be required to sign our Proprietary Information and Inventions Agreement, the Change In Control Severance Agreement, and an acknowledgement that you agree to be bound by the Company's Insider Trading Policy. Copies of each accompany this letter. You are also asked to acknowledge and agree that your employment by the Company will not violate any agreement which you may have with any third party. Please acknowledge your understanding and agreement with the employment terms set forth in this letter by signing below. This offer will expire on July 1, 2020.

I look forward to a long and productive relationship with you.

Sincerely,

/s/ Mark J. Enyedy

Mark J. Enyedy
President and Chief Executive Officer

Acknowledged and Agreed to:

/s/ Susan Altschuller 6/30/20

Susan Altschuller Date